Exhibit 99.1

Kemper Corporation One East Wacker Drive Chicago, IL 60601 kemper.com

Press Release

KEMPER COMPLETES ACQUISITION OF INFINITY,

ADDS NEW DIRECTOR

CHICAGO—July 2, 2018 — Kemper Corporation (NYSE: KMPR) today announced that it has closed the acquisition of Infinity Property and Casualty Corporation, a leading provider of auto insurance focused on serving the specialty, nonstandard segment. Kemper also announced the election of Teresa A. Canida as a director of the company, effective as of the closing.

Pursuant to the terms of the merger agreement dated February 13, 2018, the total consideration payable to Infinity shareholders in the cash and stock transaction is valued at approximately $1.6 billion, based on Kemper’s closing stock price of $75.65 on June 29, 2018. Infinity, one of the largest nonstandard auto insurers in the country, has approximately 2,300 employees, 10,600 independent agents, and $1.4 billion in 2017 direct written premiums.

“The close of this transaction marks an exciting milestone for our employees, agents, customers and shareholders,” said Joseph P. Lacher, Jr., Kemper’s President and Chief Executive Officer. “The combination of our organizations will accelerate our ability to create a company with increased scale and better serve our policyholders. We welcome the Infinity team to Kemper and know that their talent, capabilities and leadership in the specialty auto market will strongly complement our efforts to become a market leader in nonstandard auto insurance, and will drive meaningful value for all our stakeholders.”

Canida joins Kemper’s Board of Directors after having served as an Infinity director since 2009. Currently holding the roles of Principal and Portfolio Manager at Cito Capital Group, LLC, Canida previously served in various capacities with Taplin, Canida & Habacht, including Chairperson, President, Managing Principal and Chief Compliance Officer. Concurrently with Canida’s election, Kemper’s Board was expanded to 11 members.

“Tere is an accomplished leader and a natural fit for our board,” said Robert J. Joyce, Kemper Chairman of the Board of Directors. “She will be a great partner for Kemper as we move forward with our strategic combination and expand the markets we serve. We look forward to her insight and contributions to help us drive long-term stakeholder value.”

About Kemper Corporation

The Kemper family of companies is one of the nation’s leading insurers. With $11 billion in assets, Kemper is improving the world of insurance by offering personalized solutions for individuals, families and businesses. Through our businesses, Kemper:

•	Offers insurance for auto, home, life, health and valuables

•	Services approximately seven million policies

•	Is represented by more than 30,000 agents and brokers

•	Employs over 7,800 associates dedicated to providing exceptional service

•	Is licensed to sell insurance in 50 states and the District of Columbia

Learn more about Kemper.

Caution Regarding Forward-Looking Statements

This press release may contain or incorporate by reference information that includes or is based on forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events, and can be identified by the fact that they relate to future actions, performance or results rather than strictly to historical or current facts.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict, and are not guarantees of future performance. Factors that could cause actual results and financial condition to differ materially from estimated results and financial condition include, without limitation, (i) the possibility that the anticipated benefits from the transaction may not be fully realized or may take longer to realize than previously expected, (ii) unanticipated difficulties or expenditures related to the transaction, including the diversion of management, financial and other resources to ongoing integration efforts, (iii) the potential adverse effect on relationships with agents, employees and business partners, (iv) the ability to hire, retain and motivate key employees, including those experienced with post-transaction integration efforts, (v) the outcome of legal proceedings related to the transaction and (vi) those factors listed in annual, quarterly and periodic reports filed by Kemper Corporation (“Kemper”) with the Securities and Exchange Commission (the “SEC”). No assurances can be given that the results and financial condition contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. Kemper assumes no obligation to publicly correct or update any forward-looking statements as a result of events or developments subsequent to the date of this press release. The reader is advised, however, to consult any further disclosures Kemper makes on related subjects in its filings with the SEC.

Contact
News Media:	Barbara Ciesemier
312.661.4521
bciesemier@kemper.com
Investors:	Michael Marinaccio
312.661.4930
investors@kemper.com